EXHIBIT 99.1

Marta Araujo
Eaco Corporation
(714) 876-2490       May 16, 2008

EACO CORPORATION ANNOUNCES SETTLEMENT AND REPORTS CORRECTED FIRST QUARTER RESULTS

ANAHEIM, CALIFORNIA - Eaco Corporation (OTCBB:EACO), today announced the settlement between the Company and Horn Capital Realty, with regards to litigation arising from the Company’s sale of substantially all of its restaurant assets (the “Asset Sale”) in June 2005.

In August 2005, the Company was sued in Miami-Dade County Circuit Court by a broker who claimed that a commission was payable to him in connection with the asset sale. On May 9, 2008, the Company, Horn Capital Realty and Jonathan Horn, individually and as President of Horn Capital Realty, entered into a written settlement agreement whereby the Company, without admitting liability, agreed to pay Horn Capital Realty the amount of $550,000 and Horn Capital Realty agreed to dismiss the lawsuit. Also under the settlement agreement, all parties mutually released each other with respect to claims arising out of or relating to the lawsuit.

The settlement agreement will be reported in the results of the Company for the quarter ended April 2, 2008 to be filed with the U.S. Securities and Exchange Commission on or around May 19, 2008. As a result, the Company’s previously reported earnings have been revised to reflect an increase in the loss from discontinued operations. Following are the revised earnings for the quarter ended April 2, 2008:

EACO CORPORATION
Unaudited Consolidated Statements of Operations

	For the Quarters Ended
	Apr 2,	Mar 28,
	2008	2007
Revenues:
Rental revenue	$299,000	$234,200
Total revenues	299,000	234,200

Costs and expenses:
Depreciation and amortization	203,100	89,300
General and administrative expenses	499,900	344,700
Loss on disposal of assets	—	226,100
Total costs and expenses	703,000	660,100
Loss from operations	(404,000)	(425,900)

Investment gain (loss)	95,700	(104,700)
Interest and other income	62,800	29,500
Interest expense	(216,600)	(125,800)
Loss from continuing operations	(462,100)	(626,900)

Discontinued operations:
Loss from discontinued operations, net of income tax	(596,200)	—

Net loss	(1,058,300)	(626,900)

Undeclared cumulative preferred stock dividend	—	(19,100)
Net loss attributable to common shareholders	$(1,058,300)	$(646,000)
Basic and diluted loss per share continuing operations	$(0.12)	$(0.17)
Discontinued operations	(0.15)	(0.00)

Net loss	$(0.27)	$(0.17)

Basic and diluted weighted average common shares outstanding	3,910,264	3,906,800

EACO CORPORATION
Unaudited Consolidated Balance Sheets

	Apr 2,	Jan 2,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$241,000	$1,030,600
Restricted cash- short-term	—	1,186,500
Receivables	46,400	6,500
Prepaid and other current assets	175,200	145,500

Total current assets	462,600	2,369,100

Investments, trading	—	290,700
Certificate of deposit	1,154,500	1,148,500

Property and equipment:
Land	5,682,800	5,682,800
Building and improvements	7,896,600	7,896,600
Equipment	2,398,900	2,398,900

	15,978,300	15,978,300
Accumulated depreciation	(2,851,400)	(2,672,700)

Net property and equipment	13,126,900	13,305,600

Other assets, principally deferred charges, net of accumulated amortization	891,100	884,400
	$15,635,100	$17,998,300
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$287,600	$341,200
Securities sold, not yet purchased	—	786,500
Accrued liabilities	668,700	2,425,600
Due to related parties	1,423,500	—
Current portion of workers compensation benefit liability	265,600	132,100
Current portion of long-term debt	193,500	173,500
Current portion of obligation under capital lease	2,400	700
Current portion of accrued loss on sublease contract	85,700	81,100
Total current liabilities	2,927,000	3,940,700

Deferred rent	96,000	120,000
Deposit liability	165,900	156,900
Workers compensation benefit liability	3,478,700	3,669,900
Long-term debt	6,407,600	6,473,100
Obligations under capital lease	2,876,000	2,877,900
Accrued loss on sublease contract	622,100	639,800

Total liabilities	16,573,300	17,878,300

Stockholders’ equity:
Preferred stock of $.01 par; authorized 10,000,000 shares; outstanding 36,000 shares at April 2, 2008 and January 2, 2008 (liquidation value $900,000)	400	400
Common stock of $.01 par; authorized 8,000,000 shares; outstanding 3,910,264 shares at April 2, 2008 and January 2, 2008	39,000	39,000
Additional paid-in capital	10,932,600	10,932,300
Accumulated deficit	(11,910,200)	(10,851,700)
Total shareholders’ equity	(938,200)	120,000
	$15,635,100	$17,998,300

Any statements that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain. We, therefore, caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2007 Form 10-K.